Exhibit 10.35

Kura Oncology, Inc.

third Amended & Restated Executive Employment Agreement for

FRANCIS BURROWS

This Third Amended & Restated Executive Employment Agreement (the “Agreement”), entered into between Kura Oncology, Inc. (the “Company”) and FRANCIS BURROWS (the “Executive”) (collectively, the “Parties”), is effective as of January 2, 2025.

Whereas, Executive has been employed by the Company as senior vice president, translational research, pursuant to an Amended & Restated Executive Employment Agreement, dated January 1, 2023 Effective Date of Current Agreement, as amended (the “Original Agreement”);

WHEREAS, the Company desires Executive to provide employment services to the Company as CHIEF SCIENTIFIC OFFICER, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company as CHIEF SCIENTIFIC OFFICER and to provide personal services to the Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.
Employment by the Company.

1.1
Position. Effective upon the Effective Date, Executive will serve as the CHIEF SCIENTIFIC OFFICER of the Company. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
1.2
Duties and Location. Executive will perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report. Executive’s primary office location will be the Company’s San Diego, CA office. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
1.3
Policies and Procedures. The employment relationship between the Parties will be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.
2.
Compensation.

2.1
Salary. For services to be rendered hereunder, Executive will receive a base salary at the rate of $460,000 per year (the “Base Salary”) payable in installments in accordance with the Company’s regular payroll schedule.
2.2
Bonus. Executive will be eligible for an annual discretionary bonus of up to 40% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which such bonus was earned. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.
2.3
Equity. Pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), as further consideration for Executive’s continued employment under the terms of this Agreement, the Company granted Executive an option to purchase 185,000 shares of the Company’s common stock (“Common Stock”) on date of Option grant (the “Option”). The Option is subject to the terms and conditions of the Plan and Executive’s option agreement. The Option is subject to vesting over a four (4) year period according to the following schedule: 1/48th of the shares will vest on a monthly basis, so long as Executive remains in continuous service with the Company through the applicable vesting dates.
3.
Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
4.
PAID TIME OFF. Executive will be entitled to accrue and use paid time off in accordance with the terms of the Company’s paid time off policy and practices, provided, however, that in no event will Executive’s paid time off accrual rate be lower than four (4) weeks per year.
5.
EXPENSES. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.
Termination of Employment; Severance.

6.1
At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.
6.2
Termination Without Cause; Resignation for Good Reason.
(a)
Not in Connection with a Corporate Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), the Separation from Service occurs more than 59 days prior to or 12 months after the closing of a Corporate Transaction, the Company shall pay Executive’s base salary

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and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive provides a signed release of claims in a form reasonably satisfactory to the Company (the “Release”) and allows such Release to become irrevocable and effective no later than 60 days following Executive’s Separation from Service, and provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below), the Company will provide Executive with the following severance benefits:

(i)
A cash lump-sum payment in an amount equal to twelve

(12) months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service.

(ii)
Provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable), subject to withholding if deemed necessary to comply with applicable laws, through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (A) twelve (12) months following Executive’s Separation from Service; (B) the date Executive becomes eligible for group health insurance coverage through a new employer; or (C) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.
(b)
In Connection with a Corporate Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, and provided such termination or resignation constitutes a Separation from Service and such the Separation from Service occurs within 59 days prior to, on or within 12 months following the closing of a Corporate Transaction, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive provides a signed Release and allows such Release to become irrevocable and effective no later than 60 days following Executive’s Separation from Service, and provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement, the Company will provide Executive with the following severance benefits:
(i)
A cash lump-sum payment in an amount equal to twelve

(12) months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service.

(ii)
A cash lump-sum payment in an amount equal to the Executive’s full target bonus amount for services to be performed during the year in which the Corporate Transaction occurs, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service.
(iii)
Provided Executive timely elects continued coverage under COBRA, the Company will pay the COBRA premiums to continue Executive’s coverage (including

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coverage for eligible dependents, if applicable), subject to withholding if deemed necessary to comply with applicable laws, through the COBRA Premium Period. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(iv)
One hundred percent of any equity held by Executive will be deemed vested and exercisable (if applicable) as of Executive’s last day of employment, provided, however, that with respect to any performance based vesting equity awards held by Executive that have multiple vesting levels depending upon the level of performance, such equity awards will vest at the target level.
(c)
COBRA. Notwithstanding Sections 6.2(a)(ii) and 6.2(b)(iii), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or the Executive’s qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi- weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Premium Period, but determined without regard to whether or not the Executive continues to be eligible for COBRA coverage.
6.3
Resignation Without Good Reason; Termination for Cause; Death or Disability. If Executive resigns without Good Reason, or the Company terminates Executive’s service for Cause, or upon a termination due to Executive’s death or disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will not be entitled to any severance benefits under Section 6.2(a) or Section 6.2(b).
7.
Section 280G.
7.1
If any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata

4.

Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

7.2
In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
7.3
Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
7.4
The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
8.
SECTION 409A.
8.1
It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.
8.2
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms will mean Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit will be made or provided at the date which is the earlier of

(A) the expiration of the six-month period measured from the date of such Separation from Service of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.

5.

Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

8.3
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
8.4
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
9.
Definitions.

9.1
“Cause” with respect to Executive means Executive has: (a) been convicted of or pled guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty;

(b) participated in a fraud or act of dishonesty against the Company; (c) materially breached any agreement between such Executive and the Company or any written policy of the Company, and not cured such breach within five days of the Company’s written notice of such breach; (d) engaged in conduct that demonstrates gross unfitness to serve; or (e) engaged in willful misconduct or refused to comply with any lawful directive of the Company, and not cured such noncompliance within five days of the Company’s written notice of such noncompliance.

9.2
“Code” means the Internal Revenue Code of 1986, as amended.
9.3
“Good Reason” will exist for Executive’s resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:
(a)
a material reduction in Executive’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees;
(b)
a material reduction in Executive’s duties (including responsibilities and/or authorities);
(c)
a material reduction in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to an employee of the Company instead of the Chief Executive Officer;
(d)
relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s

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then-current principal place of employment immediately prior to such relocation; or
(e)
any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which Executive provides services.

Provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within 30 days following the first occurrence of the condition that Executive considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within 30 days following such written notice, and (ii) the Executive terminates employment within 90 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

9.4
“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(a)
a sale, lease or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(b)
a merger, consolidation, or similar transaction of the Company following which such entity is not the surviving entity;
(c)
a merger, consolidation or similar transaction of the Company following which such entity is the surviving entity but the shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing, the term Corporate Transaction will not include (i) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, or (ii) the acquisition of securities of the Company by an investor or any affiliate thereof that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities. In addition, to the extent required for compliance with Code Section 409A, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

10.
Proprietary Information Obligations.

10.1
Confidential Information Agreement. As a condition of Executive’s continued employment, Executive will continue to abide by the Employee Proprietary Information and Inventions Agreement1 (the “Confidentiality Agreement”) and Arbitration Agreement previously executed by Executive.
10.2
Third-Party Agreements and Information. Executive represents and

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warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform

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Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment with the Company, except as expressly authorized by that third party. During Executive’s employment with the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11.
Outside Activities During Employment.

11.1
Non-Company Business. Except with the prior written consent of the Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company undertake or engage in any employment, occupation or business enterprise, other than ones in which Executive is a passive investor or as permitted under Section 11.2. Executive shall be entitled to serve on the board of directors of such other companies as may be approved in advance by the Chief Executive Officer, in each case, so long as Executive remain in compliance with this Section 11 and such service does not interfere with Executive’s duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
11.2
No Adverse Interests. Except with the prior written consent of the Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, provided that this does not prohibit Executive’s continued involvement in any existing investments or ownership, for investment purposes only, of not more than 3% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.
12.
NON-SOLICITATION. Executive agrees that, to the extent permitted by applicable law, during the period of employment with the Company and for 12 months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company.
13.
General Provisions.

13.1
Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
13.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
13.3
Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it will not thereby be deemed to have waived any preceding or

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succeeding breach of the same or any other provision of this Agreement.
13.4
Complete Agreement. This Agreement, together with the Confidentiality Agreement and the Arbitration Agreement, constitute the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Original Agreement. Executive agrees and acknowledges that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Original Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. Executive further hereby expressly waives any claim or right Executive may have as of the date of this Agreement (if any) to assert that this Agreement, or any other condition or occurrence, forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the Original Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
13.5
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
13.6
Headings. The headings of the paragraphs hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
13.7
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which will not be withheld unreasonably.
13.8
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Kura Oncology, Inc.
By: /s/ Troy Wilson, Ph.D., J.D.
Name: Troy Wilson, Ph.D., J.D. Title: President and CEO

Executive
/s/ Francis Burrows
Francis Burrows

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